WESTMARK GROUP HOLDINGS, INC. AND SUBSIDIARY

         STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


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
                                                                                                        Year Ended
                                                                                                       December 31,
                                                                                                       ------------
                                                                                                 1998               1997
                                                                                                 ----               ----
Basic:
   Net income (loss)                                                                           $ 1,186,718     $(1,468,070)

   Cumulative preferred stock dividends                                                           (114,651)       (122,198)
                                                                                              ------------     -----------

   Basic earnings (loss)                                                                         1,072,067     $(1,590,268)
                                                                                              ============     ===========

Diluted:
   Cumulative preferred stock dividend                                                             114,651

   Interest on convertible debt                                                                     13,448
                                                                                              ------------
   Diluted earnings available to common stockholders                                           $ 1,200,166
                                                                                              ============

Total Weighted Average Number of Common Shares and Equivalents:
   Basic                                                                                         2,891,820       1,506,204

Convertible Securities:
   Warrants                                                                                         19,225               -
   Options                                                                                          27,989               -
   Convertible debt                                                                                 92,986               -
   Convertible preferred stock                                                                     197,294               -
                                                                                              ------------     -----------

   Diluted                                                                                       3,229,314       1,506,204
                                                                                              ============     ===========

Net Income (Loss) Per Share:
   Basic                                                                                       $       .37     $     (1.06)
                                                                                              ============     ===========

   Diluted                                                                                     $       .37     $     (1.06)
                                                                                              ============     ===========
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